EXHIBIT 2.1

                                                               Execution Version
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                                 AMENDMENT NO. 1

                                     TO THE

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE BEAR STEARNS COMPANIES INC.

                                       AND

                              JPMORGAN CHASE & CO.

                           Dated as of March 24, 2008


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                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

Section 1.1   Definitions; References........................................2

                                   ARTICLE II

                         AMENDMENTS TO MERGER AGREEMENT

Section 2.1   Amendment to Section 1.4(c)....................................2
Section 2.2.  Amendment to Section 1.5(f)....................................2
Section 2.3.  Amendment to Section 3.3(a)....................................3
Section 2.4   Amendment to Section 5.1.......................................3
Section 2.5   Amendment to Section 5.2.......................................3
Section 2.6   Amendment to Section 6.3.......................................4
Section 2.7   Amendment to Section 6.9(d)....................................4
Section 2.8   Amendment to Section 6.10......................................5
Section 2.9   Amendment to Section 6.11......................................5
Section 2.10  Amendment to Section 6.12......................................5
Section 2.11  Amendment to Section 8.1.......................................6
Section 2.12  Termination of Stock Option Agreement..........................6

                                   ARTICLE III

                                  MISCELLANEOUS

Section 3.1   No Further Amendment...........................................6
Section 3.2   Effect of Amendment............................................7
Section 3.3   Governing Law..................................................7
Section 3.4   Separability Clause............................................7
Section 3.5   Counterparts...................................................7
Section 3.6   Headings.......................................................7


Exhibit A -- Members of the Board of Directors of the Company

Exhibit B -- Form of Voting Intention

Exhibit C -- Share Exchange Agreement

Schedule 5.1 -- Scheduled Collateral Pool

Schedule 6.12(a) -- Amended and Restated Guaranty

Schedule 6.12(b) -- Fed Guaranty


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                                 AMENDMENT NO. 1
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER

                                 --------------

      AMENDMENT NO. 1 (this "Amendment"), dated as of March 24, 2008, to the Agreement and Plan of Merger, dated as of March 16, 2008 (the "Merger Agreement"), by and between The Bear Stearns Companies Inc., a Delaware corporation ("Company") and JPMorgan Chase & Co., a Delaware corporation ("Parent").

      WHEREAS, Section 8.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein; and

      WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below; and

      WHEREAS, as an inducement and condition to the entrance of Parent into this Amendment each of the members of the Board of Directors of the Company, whose names are set forth on Exhibit A hereto, has executed an instrument stating their present intention to vote their shares in favor of the approval and adoption of this Agreement at the Company stockholders meeting held for such purpose, which instrument is in the form attached hereto as Exhibit B;

      WHEREAS, concurrently and in connection herewith, and as an inducement and condition to the entrance of Parent into this Amendment, Company and Parent are entering into a Share Exchange Agreement in the form attached hereto as Exhibit C (the "Share Exchange Agreement"), pursuant to which Company is issuing to Parent 95 million shares of Company Common Stock;

      WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment and the Share Exchange Agreement, (ii) determined that it is in the best interest of the Company and its creditors and other stakeholders to enter into this Amendment and the Share Exchange Agreement, (iii) approved the execution, delivery and performance of this Amendment and the Share Exchange Agreement and the consummation of the transactions contemplated hereby and thereby, and (iv) resolved to recommend the approval and adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company; and

      WHEREAS, the Board of Directors of Parent has approved this Amendment and the Share Exchange Agreement and declared it advisable for Parent to enter into this Amendment and the Share Exchange Agreement; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

      Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to "hereof," "herein," "hereunder," "hereby" and "this Agreement" shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to March 16, 2008, references to "the date hereof" and "the date of this Agreement" shall continue to refer to March 16, 2008 and references to the date of the Amendment and "as of the date of the Amendment" shall refer to March 24, 2008.

                                   ARTICLE II

                         AMENDMENTS TO MERGER AGREEMENT
                         ------------------------------

      Section 2.1 Amendment to Section 1.4(c). Section 1.4(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "(c) Subject to Section 1.4(e), each share of the Company Common Stock, except for shares of Company Common Stock owned by Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.21753 (the "Exchange Ratio") of a share of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") (the "Merger Consideration")."

      Section 2.2 Amendment to Section 1.5(f) Section 1.5(f) of the Merger Agreement is hereby amended to add the following at the end thereof:

      "Further, notwithstanding anything to the contrary contained in this
Section 1.5, the Company and Parent will work together to implement the following if mutually agreed: the Company will (x) amend the Restricted Stock Unit Plan, as amended and restated as of March 31, 2004, as subsequently amended, and the Company Cap Plans (collectively, the "Unit Plans") to permit the Company to allow participants in the Unit Plans to elect to have outstanding Company RSUs and Company CAP Units under the Unit Plans settled for cash (at the same time such units would otherwise have been settled for shares of Company Common Stock, and subject to the same terms and conditions) (it being understood that the text of such amendments will be subject to Parent's approval), and (y) implement as soon as reasonably practicable a cash settlement election program with respect to outstanding Company RSUs and Company Cap Units under the Unit Plans, pursuant to which holders of such units may elect cash settlement, and the trustee of the trust underlying The Bear Stearns Companies Inc. 2008 Trust Agreement will be directed to sell on behalf of any such electing participant the shares of Company Common Stock that underlie such participant's Company RSUs and Company CAP Units (it being understood that the terms of such program will be subject to Parent's approval)."


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      Section 2.3 Amendment to Section 3.2(a). The seventh sentence of Section
3.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "As of the date of this Agreement, except pursuant to this Agreement as set forth in this Section 3.2 and except pursuant to the Share Exchange Agreement, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company."

      Section 2.4 Amendment to Section 5.1. Section 5.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby. In furtherance of the provisions of this Article V, the Company will, and will cause its Subsidiaries to, operate within their existing credit, principal, market and other risk limits and comply with existing risk-related policies and procedures. Parent shall have the right to oversee the Company and its Subsidiaries in the setting of such limits in any and all respects, and in connection with changes in any of the foregoing policies and procedures. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent and/or its Subsidiaries shall have custody of and the immediate right to manage the Scheduled Collateral Pool and Related Hedges, with such custody and management rights to be delegated to the Federal Reserve Bank of New York effective as of the date hereof. "Scheduled Collateral Pool" shall mean the collateral listed on Schedule 5.1. "Related Hedges" shall mean those hedges and/or portions of hedges that relate to particular collateral in the Scheduled Collateral Pool as determined by Parent and the Federal Reserve Bank of New York. The Company agrees that between the date hereof and the Closing Date, the Company will cooperate in good faith with Parent in tax planning matters, provided that the Company shall be under no obligation to effect any transaction for tax-related purposes that are not in the best interests of the Company."

      Section 2.5 Amendment to Section 5.2. The first sentence of the first paragraph of Section 5.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "5.2 Company Forbearances. Subject to the continued effectiveness of the Guaranty (as hereinafter defined) and Parent's compliance with the terms thereof, Parent shall be entitled


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to oversee the business, operations and management of the Company and its
Subsidiaries in its reasonable discretion (provided that to the extent Company or its Subsidiaries take any action as a direct result of such oversight the consequences of which would be the breach of a covenant hereunder, Company shall not be deemed to have breached such covenant solely as a result of taking such action)."

      Section 2.6 Amendment to Section 6.3. Section 6.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "6.3 Stockholder Approval. Company shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The record date for any such meeting of Company stockholders shall be determined in prior consultation with and subject to the prior approval of Parent, and in any event shall be at least 3 Business Days after the Share Exchange Closing. The Board of Directors of Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement, including by recommending that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (provided that the obligation to make such recommendation shall be subject to Section 6.9(d)). Company shall submit this Agreement to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. As of the date of this Agreement, the Board of Directors of Company has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company's stockholders for their consideration."

      Section 2.7 Amendment to Section 6.9(d). The last paragraph of Section 6.9(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "As used in this Agreement, "Superior Proposal" means any proposal made by a Qualifying Party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company's stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Company, is reasonably capable of being obtained by such Qualifying Party. For purposes of the definition of Superior Proposal above, "Qualifying Party" means a third party that (i) enters into one or more guaranties of the obligations of the Company and its Subsidiaries that are at least equivalent (and no less


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comprehensive) to each of the Guaranty (as hereinafter defined) and the Fed
Guaranty (which guaranties shall take effect simultaneously with the termination of, and shall supersede, the Guaranty and the Fed Guaranty), (ii) has capital, liquidity and financial strength sufficient that such replacement guaranties will enable Company and its Subsidiaries to conduct business in the ordinary course as then conducted and (iii) enters into financing and support arrangements with the Federal Reserve as are necessary to enable Company and its Subsidiaries to conduct business in the ordinary course as then conducted."

      Section 2.8 Amendment to Section 6.10. Section 6.10 of the Merger Agreement is hereby removed in its entirety and replaced in its entirety as follows:

      "6.10 Voting Shares. Parent agrees that it shall vote any shares of Company Common Stock it beneficially owns and has the right to vote in favor of approving and adopting this Agreement at the Company stockholders' meeting held for purposes of satisfying the condition set forth under Section 7.1(a)."

      Section 2.9 Amendment to Section 6.11. The third sentence of Section 6.11 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "The Asset Option shall only be exercisable if (i) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at the first duly held meeting of stockholders convened for the purpose of approving and adopting this Agreement, in which case the Asset Option shall be exercisable at Parent's discretion from the time of such stockholder meeting until the date that is 120 days following the date of such stockholder meeting or (ii) this Agreement is terminated either by Parent pursuant to (1) Section 8.1(e) or (2)(x) Section 8.1(d) or by either Parent or the Company pursuant to
Section 8.1(c) or 8.1(f), and (y) prior to such termination an Alternative Proposal shall have been publicly announced or otherwise communicated or made known to the Company (or any person shall have publicly announced, communicated or made known an intention to make an Alternative Proposal), and shall not have been irrevocably withdrawn, in any such case the Asset Option shall be exercisable at Parent's discretion from the time of such termination until the date that is six months following the date of such termination."

      Section 2.10 Amendment to Section 6.12. Section 6.12 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      "6.12 Guaranties and Related Agreements. Parent has entered into as of the date hereof, as part of the consideration under the Share Exchange Agreement, the Amended and Restated Guaranty set forth on Schedule 6.12(a) (for all purposes hereunder the "Guaranty") and the Fed Guaranty set forth on Schedule 6.12(b) and shall comply with the terms of the Guaranty and such Fed Guaranty, subject to the conditions set forth therein. The Company agrees to execute, deliver and perform its obligations under, and to cause its Affiliates intended to be parties thereto to execute, deliver and perform their obligations under, the Collateral and Guaranty Agreement set forth on Schedule 6.12(c) and the Mortgages set forth on Schedule 6.12(d) and each document or instrument required to be executed, delivered and performed thereunder."


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      Section 2.11 Amendment to Section 8.1. Section 8.1 of the Merger Agreement
is hereby amended to include a new clause (g) as set forth herein and clauses
(e) and (f) of Section 8.1 and the last paragraph of Section 8.1 of the Merger Agreement are hereby amended and restated in their entirety to read as follows:

      "(e) by Parent, if (i) the Board of Directors of Company shall have made any Change of Recommendation, (ii) Company shall have breached its obligations under Section 6.9 in any material respect adverse to Parent or (iii) Company shall have breached its obligations under Section 6.3 in any material respect by failing to call, convene and hold a meeting of its stockholders in accordance with Section 6.3;

      (f) by either Company or Parent, if both (i) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a duly held meeting of Company stockholders convened for the purpose of approving and adopting this Agreement, and (ii) 120 days shall have elapsed from the date of such meeting; provided that the parties may by mutual agreement extend the 120-day period referred to in this clause (ii) (for the avoidance of doubt, the foregoing shall not supersede or contravene any rights under Section 8.1(c)); or

      (g) By Parent, if a Governmental Entity of competent jurisdiction shall have issued an order, injunction or decree, which order, injunction or decree remains in effect and has become final and nonappealable, that preliminarily or permanently enjoins or prohibits or makes illegal the issuance of shares of the Company Common Stock to Parent pursuant to the Share Exchange Agreement or prevents Parent from voting such shares in favor of approving and adopting this Agreement at the meeting of Company stockholders held for that purpose (an "Injunction"); provided that such termination shall not become effective until the later to occur of (1) the 120th day following the date such Injunction becomes final and nonappealable and (2) the earlier to occur of (A) the 60th day following the date of the Company stockholders meeting specified in the first definitive proxy statement mailed to the Company's stockholders in connection with the Company stockholders meeting to be held for purposes of obtaining the approval of the Company's stockholders required by Section 7.1(a), and (B) the 180th day following the date on which the Injunction became final and nonappealable.

      The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected."

      Section 2.12 Termination of Stock Option Agreement. Parent and the Company hereby agree that the Option Agreement (as defined in the Merger Agreement) is hereby terminated and revoked in all respects.

                                   ARTICLE III

                                  MISCELLANEOUS

      Section 3.1 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions


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thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. For the avoidance of doubt, the issuance of shares of Company Common Stock pursuant to the Share Exchange Agreement shall not be deemed "transactions contemplated by this Agreement."

      Section 3.2 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

      Section 3.3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

      Section 3.4 Separability Clause. In case any one or more of the provisions contained in this Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

      Section 3.5 Counterparts. This Amendment may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

      Section 3.6 Headings. The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                            [Signature Page Follows]




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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                 THE BEAR STEARNS COMPANIES INC.


                                 By:   /s/ Alan D. Schwartz
                                    -------------------------------------------
                                    Name:  Alan D. Schwartz
                                    Title: Chief Executive Officer


                                 JPMORGAN CHASE & CO.


                                 By:   /s/ James Dimon
                                    -------------------------------------------
                                    Name:  James Dimon
                                    Title: Chairman and Chief Executive Officer





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